Deloitte.
德勤

德勤华永会计师事务所有限公司
北京分所
中国北京市东长安街1号
东方广场东方经贸城德勤大楼8层
邮政编码：100738

电话：+86 10 8520 7788
传真：+86 10 8518 1218
www.deloitte.com/cn

Deloitte Touche Tohmatsu CPA Ltd.
Beijing Branch
8/F Deloitte Tower
The Towers, Oriental Plaza
1 East Chang An Avenue
Beijing 100738, PRC

Tel: +86 10 8520 7788
Fax: +86 10 8518 1218
www.deloitte.com/cn

March 17, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of China Recycling Energy Corporation's Form 8-K/A filed on March 16, 2010, and have the following comments:

1. We agree with the following statements made in Item 4.01 regarding Deloitte:

    1) In the third paragraph of Item 4.01:

        "In correspondence dated August 12, 2009, Deloitte indicated that it considered the use of GPKM as the Company's independent registered public accounting firm through the review and filing of the June 30, 2009 10-Q to be 'inconsistent with the engagement letter of May 5, 2009,' and, therefore, Deloitte concluded that it had been dismissed. Deloitte also forwarded to the Company (copy to the PCAOB Letter File, Office of the Chief Accountant, Securities and Exchange Commission) a letter dated August 12, 2009 informing the Company that 'the client-auditor relationship...has ceased.'"

    2) In the fourth paragraph of Item 4.01:

        "In its August 12 correspondence with the Company, Deloitte reminded the Company that "situations that represent disagreements with former independent auditors" must be discussed in the 8-K filed to reflect the dismissal of an auditor and that "certain reportable events are required to be disclosed." Deloitte did identify five topics which Deloitte described as "potential misstatements that we were discussing with respect to the Company's 10-K's for the years ended December 31, 2007 and 2008 in respect to prior accounting for revenue recognition, issuance of convertible notes and stock-based compensation." The Company reported these topics as disagreements in Item 4.01 of the Form 8-K filed on August 18, 2009. In any event, these issues had not been resolved to the satisfaction of either the Company or Deloitte at the time Deloitte concluded it had been dismissed."

3) In the fifth paragraph of Item 4.01:

"These topics had been the subject of ongoing discussions between the Company, Deloitte and GPKM and remained such on August 12, 2009,"...

"In the correspondence referenced above, Deloitte indicated that it believed 'the Company has a complete understanding of the potential misstatements that we were discussing ... [the remainder as quoted above] ... Those discussions were not brought to resolution by the date of our dismissal.'"

4) In the seventh paragraph of Item 4.01:

". . . an outside director of the Company, Nicholas Shao, discussed these matters with Deloitte."

"In connection with these actions by the Board, Deloitte was at all times authorized to discuss these matters with GPKM. These discussions with and between both firms continued throughout the period of May 5, 2009 to August 12, 2009."

For the five accounting issues identified by Deloitte and discussed in Item 4.01, we agree with the following statements regarding Deloitte:

5) In Issue 1 - 2007 sales-type leases:

"Deloitte requested the Company to provide supporting evidence for its estimate of the revenue and the subsequent amounts classified as lease interest income."

6) In Issue 2 - 2008 sales-type lease:

"Deloitte therefore understood there were no minimum lease payments as such and that the amount of lease income took the form of contingent rentals. Staff Accounting Bulletin Topic 13, "Revenue Recognition" Section 4.c. "Contingent Rental Income" states that the contingent income from leases should be recognized in each period as the contingency is resolved."

7) In Issue 3 - Volatility assumption used for November 2007 stock option awards to establish grant date fair value:

"Deloitte noted that the Company had determined to use a volatility assumption of 100% although that assumption appeared to have no appropriate support."

8) In Issue 4 - Cancellation and subsequent reissuance of sock option awards:

"Deloitte noted that the Company applied neither."

"Deloitte believed that the award should have been classified as an equity award."

9) In Issue 5 - Conversion feature of convertible note:

"Deloitte believed that if the substance of the amendment was indeed a conversion pursuant to the original terms (a matter on which Deloitte had not concluded at the time of Deloitte's dismissal), the unamortized amount of the beneficial conversion feature of $3.7 million recorded by the Company should have been expensed immediately pursuant to accounting literature relating to convertible securities with beneficial conversion features under U.S. GAAP. Instead, the Company had eliminated the unamortized discount against additional paid-in capital."

2. We have no basis on which to agree or disagree with the statements in the Form 8-K/A except for the statements presented above.

Yours sincerely,

Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.